Exhibit j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to the Registration Statement No. 33-82366 on Form N-1A of MassMutual Premier Funds of our report dated December 20, 2005, appearing in the annual report to shareholders for the year ended October 31, 2005, of MassMutual Premier Money Market Fund, MassMutual Premier Short-Duration Bond Fund, MassMutual Premier Inflation-Protected Bond Fund, MassMutual Premier Core Bond Fund, MassMutual Premier Diversified Bond Fund, MassMutual Premier Strategic Income Fund, MassMutual Premier High Yield Fund, MassMutual Premier Balanced Fund, MassMutual Premier Value Fund, MassMutual Premier Enhanced Index Value Fund, MassMutual Premier Enhanced Index Value Fund II, MassMutual Premier Enhanced Index Core Equity Fund, MassMutual Premier Main Street Fund, MassMutual Premier Capital Appreciation Fund, MassMutual Premier Core Growth Fund, MassMutual Premier Enhanced Index Growth Fund, MassMutual Premier Small Capitalization Value Fund, MassMutual Premier Small Company Opportunities Fund, MassMutual Premier Global Fund and MassMutual Premier International Equity Fund.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Disclosures”, “Experts” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, both of which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 24, 2006